Exhibit 10.7

Form of Administrative Services Agreement

Mill River Investment Company

No. 10-37C, Lane One, Weifang West Road,

Pudong District, Shanghai China 200122

Telephone Number: 8621-5888 232

Dated as of ___________, 2019

GreenVision Acquisition Corp.

No. 10-37C, Lane One, Weifang West Road,

Pudong District, Shanghai China 200122

Attn.: Zhigeng Fu, Chief Executive Officer

Re: Administrative Services Agreement

Gentlemen:

This letter agreement by and between GreenVision Acquisition Corp., a corporation formed under the laws of the State of Delaware, United States (the “Company”), and Mill River Investment Company (“Mill River”), dated as of the date hereof, will confirm our agreement that, commencing on the date of the first calendar month (for purposes of this letter, the “Closing Date”) following the closing of the Company’s initial public offering pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) Mill River or one of its affiliates shall make available to the Company, at No. 10-37C, Lane One, Weifang West Road, Pudong District, Shanghai 200122 (or any successor location of Mill River), certain office space, utilities, secretarial support and administrative services as may be reasonably requested by the Company. In exchange therefor, the Company shall pay Mill River the sum of $1,000 per month commencing on the Closing Date and continuing monthly thereafter until the Termination Date; and

(ii) Mill River hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this letter agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

(iii) Sums payable hereunder to Mill River shall be due and payable on or before the 7th business day of each calendar month.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, provided however, Mill River may assign its obligations to provide office space to the Company to an affiliate. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the Commonwealth of Delaware, United States of America, without giving effect to its choice of laws principles. Each of the Company and Mill River further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company or Mill River mailed by certified mail or overnight courier service to the party’s respective address set forth above shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding.

The parties hereto acknowledge that Mill River is an entity controlled by Qi Ye, who serves as an officer and director of the Company.

The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way effect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement by fax or email/.pdf transmission shall constitute valid and sufficient delivery thereof.

If the foregoing correctly sets forth the understanding between Mill River and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

MILL RIVER INVESTMENT COMPANY

ACCEPTED AND AGREED:	By:
Qi Ye, President

GREENVISION ACQUISITION CORP.

By:
Zhigeng (David) Fu, Chief Executive Officer

[Signature Page to GreenVision Administrative Services Agreement]